EXHIBIT 99.1

For Immediate Release
March 28, 2012

 PENINSULA GAMING REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR
ENDED DECEMBER 31, 2011

Dubuque, IA – March 28, 2012 – Peninsula Gaming, LLC (the "Company") today announced financial results for the fourth quarter and full year ended December 31, 2011.  The Company is the parent of (i) Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, (ii) Diamond Jo Worth, LLC ("DJW"), which owns and operates the Diamond Jo Casino in Worth County, Iowa, (iii) The Old Evangeline Downs, L.L.C. ("EVD"), which owns and operates the Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and four off-track betting parlors in Louisiana, (iv) Belle of Orleans, L.L.C. (“ABC”), which owns and operates the Amelia Belle Casino in Amelia, Louisiana, and (v) Kansas Star Casino, LLC (“KSC”), which owns and operates the Kansas Star Casino, Hotel and Event Center (“Kansas Star”) that opened its interim facility on December 20, 2011.

“We are encouraged by the results at our properties in Iowa and Louisiana during the fourth quarter of 2011 and expect continued improvement at each of them as we implement our strategy,” said Brent Stevens, Chief Executive Officer of the Company.  “Overall, our properties showed that our customers are beginning to experience modest improvement in their discretionary spending capacity. Our responsibility will be to continue to exceed our customers' expectations when they visit us and we will strive to do so while maintaining our strong operating margins. We are also delighted to have completed our first phase of the Kansas Star in Mulvane, Kansas with the opening of our interim facility, the Kansas Star Arena Casino, on December 20, 2011. While our fourth quarter results reflect only a few days of our operations in Kansas, early indicators and initial customer reactions have been positive. We look forward to the next phase of the Kansas Star, which will include a permanent casino and hotel, expected to be completed in January 2013.”

($ in thousands)
	Three months ended December 31,			Full year ended December 31,
	2011	2010	% change	2011	2010	% change
Total net revenues	$83,490	$72,941	14.5%	$332,258	$315,358	5.4%

Consolidated Adjusted EBITDA (1)	$25,028	$20,510	22.0%	$100,958	$96,274	4.9%

Income from operations	$12,222	$11,847	3.2%	$55,742	$60,860	(8.4)%

Net income (loss)	$(4,319)	$(2,519)	NM	$(10,301)	$3,482	NM

($ in thousands)	Net Revenues by property			Net Revenues by property
	Three months ended December 31,			Full year ended December 31,
	2011	2010	% change	2011	2010	% change
Diamond Jo Dubuque	$16,951	$15,690	8.0%	$68,911	$67,835	1.6%

Diamond Jo Worth	$23,237	$20,410	13.9%	$93,924	$86,568	8.5%

Evangeline Downs	$26,586	$25,584	3.9%	$115,438	$112,993	2.2%

Amelia Belle	$10,696	$11,257	(5.0)%	$47,965	$47,962	0.0%

Kansas Star	$6,020	$-	NM	$6,020	$-	NM

Total	$83,490	$72,941	14.5%	$332,258	$315,358	5.4%

($ in thousands)	Adjusted EBITDA(1) by property				Adjusted EBITDA(1) by property
	Three months ended December 31,				Full year ended December 31,
	2011	2010	% change		2011	2010	% change
Diamond Jo Dubuque	$5,588	$4,723	18.3%		$23,884	$22,690	5.3%
Margin	33.0%	30.1%	+290	bp	34.7%	33.4%	+130	bp

Diamond Jo Worth	$9,497	$7,725	22.9%		$38,736	$35,542	9.0%
Margin	40.9%	37.8%	+310	bp	41.2%	41.1%	+10	bp

Evangeline Downs	$6,375	$6,484	(1.7)%		$30,099	$29,820	0.9%
Margin	24.0%	25.3%	-130	bp	26.1%	26.4%	-30	bp

Amelia Belle	$2,997	$3,467	(13.6)%		$14,345	$15,146	(5.3)%
Margin	28.0%	30.8%	-280	bp	29.9%	31.6%	-170	bp

Kansas Star	$3,318	$-	NM		$3,318	$-	NM
Margin	55.1%	-			55.1%	-

Total Consolidated Property Adjusted EBITDA (1)	$27,775	$22,399	24.0%		$110,382	$103,198	7.0%
Margin	33.3%	30.7%	+260	bp	33.2%	32.7%	+50	bp

(1)
See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

Fourth Quarter 2011 Results

Consolidated net revenues for the fourth quarter of 2011 were $83.5 million, Consolidated Property Adjusted EBITDA was $27.8 million and Consolidated Adjusted EBITDA was $25.0 million.  For the fourth quarter of 2010, consolidated net revenues were $72.9 million, Consolidated Property Adjusted EBITDA was $22.4 million and Consolidated Adjusted EBITDA was $20.5 million.

For the fourth quarter of 2011, on a generally accepted accounting principles ("GAAP") basis, the Company reported a net loss of $4.3 million.  Net loss for the fourth quarter of 2010 on a GAAP basis was $2.5 million.  Despite a $4.5 million increase in Consolidated Adjusted EBITDA, the Company’s net loss during the fourth quarter of 2011 increased compared to the fourth quarter of 2010 primarily due to (i) an increase in interest expense as a result of the Company’s additional financing activities in February 2011 to support the Kansas Star development project, including the $80.0 million tack-on issuance of its 8 3/8% senior secured notes and the $50.0 million tack-on issuance of its 10 3/4% senior unsecured notes and (ii) pre-opening expenses of $3.3 million during the three months ended December 31, 2011 related to the Kansas Star development.

Full Year 2011 Results

For the full year ended December 31, 2011, consolidated net revenues were $332.3 million, Consolidated Property Adjusted EBITDA was $110.4 million and Consolidated Adjusted EBITDA was $101.0 million. For the full year ended December 31, 2010, consolidated net revenues were $315.4 million, Consolidated Property Adjusted EBITDA was $103.2 million and Consolidated Adjusted EBITDA was $96.3 million.

On a GAAP basis, for the full year ended December 31, 2011, the Company reported a net loss of $10.3 million.  Net income for the full year ended December 31, 2010 on a GAAP basis was $3.5 million.  Despite a $4.7 million increase in Consolidated Adjusted EBITDA, the Company’s net income in 2011 compared to 2010 declined primarily due to (i) an increase in interest expense as a result of the Company’s additional financing activities in February 2011 as discussed above and (ii) pre-opening expenses of $10.1 million during 2011 related to the Kansas Star development.

Property Highlights

Diamond Jo Dubuque

Net revenues at DJL for the fourth quarter of 2011 increased to $17.0 million from $15.7 million in the fourth quarter of 2010.  Net revenues for the fourth quarter of 2011 include casino revenues of $16.8 million and food and beverage and other revenues of $2.5 million, less promotional allowances of $2.3 million.  Adjusted EBITDA at DJL for the fourth quarter of 2011 was $5.6 million, an increase of $0.9 million from $4.7 million in the prior-year quarter, while Adjusted EBITDA margin for the fourth quarter was 33.0%, up 290 basis points from the prior-year quarter.

For the full year ended December 31, 2011, DJL's net revenues increased $1.1 million to $68.9 million, compared to $67.8 million for the prior year.  Adjusted EBITDA at DJL increased $1.2 million to $23.9 million for the full year ended December 31, 2011, compared to $22.7 million in the prior year.

Diamond Jo Worth

Net revenues at DJW during the fourth quarter of 2011 were $23.2 million, an increase of $2.8 million from $20.4 million in the fourth quarter of 2010.  Net revenues include casino revenues of $21.7 million, food and beverage revenues of $1.2 million, and other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $2.4 million, less promotional allowances of $2.1 million.  Adjusted EBITDA at DJW was $9.5 million in the fourth quarter of 2011, an increase of $1.8 million from $7.7 million in the fourth quarter of 2010.

For the full year ended December 31, 2011, DJW's net revenues increased $7.3 million to $93.9 million, compared to $86.6 million for the prior year.  Adjusted EBITDA at DJW increased $3.2 million to $38.7 million for the full year ended December 31, 2010, compared to $35.5 million in the prior year.

Evangeline Downs Racetrack and Casino

For the fourth quarter of 2011, EVD's net revenues were $26.6 million, an increase of $1.0 million from $25.6 million in the fourth quarter of 2010.  Net revenues for the quarter include casino revenues of $22.5 million, racing and off-track betting revenues of $2.8 million, video poker revenues of $1.4 million, and food and beverage and other revenues of $2.7 million, less promotional allowances of $2.8 million. Adjusted EBITDA at EVD during the fourth quarter of 2011 was $6.4 million, a decline of $0.1 million from $6.5 million in the fourth quarter of 2010.

For the full year ended December 31, 2011, EVD's net revenues were $115.4 million, an increase of $2.4 million from $113.0 million for the prior year.  Adjusted EBITDA at EVD increased $0.3 million to $30.1 million for the full year ended December 31, 2011, compared to $29.8 million in the prior year.

Amelia Belle Casino

For the fourth quarter of 2011, net revenues at ABC were $10.7 million, a decrease of $0.6 million from $11.3 million in the fourth quarter of 2010.  Net revenues for the quarter include casino revenues of $11.4 million and food and beverage and other revenues of $1.0 million, less promotional allowances of $1.7 million.  Adjusted EBITDA at ABC during the fourth quarter of 2011 was $3.0 million, a decline of $0.5 million from $3.5 million in the fourth quarter of 2010.

For the full year ended December 31, 2011, ABC's net revenues were $48.0 million, which is comparable to the prior year.  Adjusted EBITDA at ABC for the full year ended December 31, 2011 was $14.3 million, compared to $15.1 million in the prior year.

Kansas Star

The Kansas Star opened its interim facility on December 20, 2011.  Net revenues at KSC for 2011 were $6.0 million, which includes casino revenues of $5.8 million and food and beverage and other revenues of $0.2 million.  Adjusted EBITDA at KSC in 2011 was $3.3 million.

General Corporate

General corporate Adjusted EBITDA was $(2.7) million for the fourth quarter of 2011 compared to $(1.9) million for the same period in 2010.  For the full year ended December 31, 2011, general corporate Adjusted EBITDA was $(9.4) million compared to $(6.9) million during the prior year.  This is attributable to an increase in corporate staff by the Company beginning in the second quarter of 2010 to support the continued growth of the Company with the acquisition of ABC in the fourth quarter of 2009 and the current development of the Kansas Star.

Liquidity and Capital Resources

The Company ended the fourth quarter of 2011 with $68.2 million in cash and cash equivalents on hand and $4.2 million in restricted cash. Total debt outstanding was $706.5 million. After taking into account outstanding advances and letters of credit, the Company had $27.6 million available under its $50.0 million revolving credit facility at December 31, 2011.

During the fourth quarter of 2011, the Company had cash outflows of $36.4 million related to capital expenditures. Of this amount, $35.8 million related to the Kansas Star development.  The Company had maintenance capital expenditures at its other four properties of approximately $0.6 million in the aggregate.

Conference Call Information

The Company will host its fourth quarter 2011 conference call later today at 11:00 AM Central Time (12:00 PM Eastern Time).   The conference call can be accessed live over the phone by dialing 877-675-4757.  A replay will be available two hours after the call and can be accessed by dialing 877-870-5176 and entering the passcode 9784964.  The replay will be available until Wednesday, April 11, 2012.

About Peninsula Gaming

Peninsula Gaming, through its subsidiaries, engages in the ownership and operation of casinos and off-track betting parlors. It owns and operates the Diamond Jo casino in Dubuque, Iowa; the Evangeline Downs Racetrack and Casino in St. Landry Parish, Louisiana; four off-track betting parlors in Port Allen, Henderson, Eunice and St. Martinville, Louisiana; the Diamond Jo casino in Worth County, Iowa; the Amelia Belle Casino in Amelia, Louisiana; and the Kansas Star Casino, Hotel and Event Center in Mulvane, Kansas. The Company was founded in 1999 and is based in Dubuque, Iowa.  The Company is a subsidiary of Peninsula Gaming Partners, LLC.

Non-GAAP Financial Measures

We define EBITDA as earnings before interest, taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted, as applicable, for development expense, pre-opening expense, affiliate management fees, gain or loss from equity affiliate, gain or loss on disposal of assets and gain on settlement. We define Consolidated Adjusted EBITDA as the Adjusted EBITDA of the Company on a consolidated basis.  We define Consolidated Property Adjusted EBITDA as the sum of Adjusted EBITDA of each of our gaming properties at EVD, DJW, DJL, ABC and KSC. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are useful measures in evaluating our operating performance because (i) our investors and other interested parties use these measures as a measure of financial performance and debt service capabilities, (ii) our management uses these measures for internal planning purposes, including evaluating aspects of our operating budget, our ability to meet future debt service, and our capital expenditure and working capital requirements, and (iii) our board of managers and management use these measures for determining certain management compensation targets and thresholds. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are more useful for these purposes than EBITDA because their use facilitates measuring operating performance on a more consistent basis by removing the impact of certain items not directly resulting from the operation of our business in the ordinary course.

However, EBITDA, Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are not measures of financial performance under GAAP. Accordingly, the use of these measures should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA or Consolidated Property Adjusted EBITDA.

Because Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA exclude some items that affect net income, the use of these measures may vary among companies and may not be comparable to similarly titled measures of other companies.

A reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to net income on a GAAP basis is provided at the end of this release.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to the Company’s outlook or expectations for earnings, revenues, expenses, depreciation and amortization, asset quality, cash flow measures, local economic conditions, or other future financial or business performance, strategies or expectations. The words “estimate,” “plan,” “project,” “forecast,” “expect,” “intend,” “anticipate,” “believe,” “seek,” “target,” “guidance,” “outlook” and similar expressions are intended to identify forward looking statements. These statements reflect management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, economic trends, customer behaviors, the availability of financing and overall liquidity.

Future performance cannot be ensured.  Actual results may differ materially from those in the forward looking statements. Some factors that could cause actual results to differ include but are not limited to: general economic conditions, competition, risks associated with new ventures, government regulation, including licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, weather, environmental impacts, and other risks referenced in our Annual Report on Form 10-K, including in Part I, Item 1A, “Risk Factors”, and from time to time in our other filings with the SEC.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update or revise any forward-looking statements in light of new information or future events. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company is not obligated to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this news release.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2010
REVENUES:
Casino	$78,177	$68,595	$308,080	$293,619
Racing	2,831	2,525	14,752	14,961
Video poker	1,381	1,325	5,677	4,694
Food and beverage	6,710	6,128	27,127	26,272
Other	3,438	3,148	15,176	12,483
Less promotional allowances	(9,047)	(8,780)	(38,554)	(36,671)
Total net revenues	83,490	72,941	332,258	315,358

EXPENSES:
Casino	32,395	28,664	125,319	120,633
Racing	3,249	2,983	14,544	14,417
Video poker	1,114	1,057	4,599	3,717
Food and beverage	4,357	3,956	17,518	16,980
Other	2,382	2,203	10,342	8,584
Selling, general and administrative	14,965	13,568	58,267	54,753
Depreciation and amortization	7,963	7,271	29,427	29,413
Pre-opening expense	3,273	-	10,136	33
Development expense	-	-	-	28
Affiliate management fees	1,477	1,263	6,185	5,756
Loss (gain) on disposal of assets	93	129	179	184
Total expenses	71,268	61,094	276,516	254,498

INCOME FROM OPERATIONS	12,222	11,847	55,742	60,860

OTHER INCOME (EXPENSE):
Interest income	575	577	2,350	2,249
Interest expense, net of amounts capitalized	(17,087)	(14,914)	(68,302)	(59,598)
Loss from equity affiliate	(29)	(29)	(91)	(29)
Total other expense	(16,541)	(14,366)	(66,043)	(57,378)

NET (LOSS) INCOME	$(4,319)	$(2,519)	$(10,301)	$3,482

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to Net (loss) income:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Diamond Jo Dubuque	$5,588	$4,723	$23,884	$22,690
Diamond Jo Worth	9,497	7,725	38,736	35,542
Evangeline Downs	6,375	6,484	30,099	29,820
Amelia Belle	2,997	3,467	14,345	15,146
Kansas Star	3,318	-	3,318	-
Consolidated Property Adjusted EBITDA (1)	27,775	22,399	110,382	103,198
General Corporate	(2,747)	(1,889)	(9,424)	(6,924)
Consolidated Adjusted EBITDA (1)	25,028	20,510	100,958	96,274
Gain on settlement (2)	-	-	711	-
Depreciation and amortization	(7,963)	(7,271)	(29,427)	(29,413)
Pre-opening expense	(3,273)	-	(10,136)	(33)
Development expense	-	-	-	(28)
Affiliate management fees	(1,477)	(1,263)	(6,185)	(5,756)
Loss on disposal of assets	(93)	(129)	(179)	(184)
Interest income	575	577	2,350	2,249
Interest expense, net of amounts capitalized	(17,087)	(14,914)	(68,302)	(59,598)
Loss from equity affiliate	(29)	(29)	(91)	(29)

Net (loss) income	$(4,319)	$(2,519)	$(10,301)	$3,482

(1)
See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

(2)
 “Gain on settlement” relates to a one time gain on a financial settlement with the predecessor owner of ABC during the first quarter of 2011 and is included in Other revenues for the year ended December 31, 2011.

Contact:

Peninsula Gaming, LLC
301 Bell Street
Dubuque, Iowa 52001
Natalie A. Schramm, 563-690-4977